Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2020

First Quarter Highlights

•Formed a joint venture that acquired $184.8 million in unpaid principal balance (“UPB”) of mortgage loans with collateral values of $292.9 million and an aggregate purchase price of $170.4 million. As of March 31, 2020, the joint venture was prefunded with $132.6 million of cash for additional loan purchases of which 677 re-performing mortgage loans ("RPLs") with UPB of $123.2 million closed in April for a purchase price of $114.0 million. We retained $61.3 million of varying classes of related securities issued by the joint venture to end the quarter with $312.1 million of investments in debt securities and beneficial interests
•Purchased $0.2 million of non-performing mortgage loans ("NPLs") with UPB of $0.2 million and underlying collateral values of $0.3 million, and 26 RPLs for $1.2 million, with UPB of $2.0 million and collateral values of $3.1 million to end the quarter with $1.1 billion in net mortgage loans
•Interest income of $27.3 million; net interest income after provision for credit losses of $9.1 million
•Overall cost of funds decreased approximately 21 basis points
•Net income attributable to common stockholders of $0.4 million
•Basic earnings per share (“EPS”) of $0.02
•Taxable income of $0.05 per share
•Book value per share of $14.37 at March 31, 2020
•Collected total cash of $62.4 million from loan payments, sales of real estate owned ("REO") and investments in debt securities and beneficial interests
•Held $31.2 million of cash and cash equivalents at March 31, 2020; average daily cash balance for the quarter was $58.6 million
•At March 31, 2020, approximately 74% of our portfolio based on UPB had made at least the last 12 out of 12 payments

New York, NY—May 5, 2020 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended March 31, 2020. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire small-balance commercial loans ("SBCs") secured by multi-family retail/residential and mixed use properties and acquire multi-family retail/residential and mixed use and commercial properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Loan interest income(1,2,3)	$19,999	$22,095	$23,866	$24,621	$26,557
Net interest income	$14,216	$13,229	$13,406	$12,689	$13,767
Earnings from debt securities and beneficial interests(4)	$2,019	$4,203	$3,322	$3,140	$2,416
Total revenue, net(1,5,6)	$8,037	$13,716	$15,316	$20,703	$15,184
Consolidated net income(1)	$1,496	$7,119	$8,223	$13,626	$8,121
Net income per basic share	$0.02	$0.31	$0.39	$0.67	$0.39
Average equity(1)	$356,539	$368,814	$348,521	$340,470	$336,050
Average total assets(1)	$1,559,821	$1,556,054	$1,523,956	$1,559,729	$1,587,871
Average daily cash balance(7)	$58,586	$66,072	$55,881	$48,907	$59,484
Average carrying value of RPLs(1)	$1,080,453	$1,098,477	$1,121,100	$1,136,133	$1,230,512
Average carrying value of NPLs(1)	$32,767	$31,973	$31,447	$35,213	$39,807
Average carrying value of SBC loans	$22,116	$25,002	$27,558	$28,075	$36,181
Average carrying value of debt securities and beneficial interests	$298,304	$245,701	$198,320	$192,129	$135,449
Average asset level debt balance(1,8)	$1,067,983	$1,068,164	$1,057,536	$1,107,812	$1,127,673
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional investors.
(2)Loan interest income excludes interest income from debt securities and beneficial interests and bank account balances.
(3)Loan interest income for the quarters ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019 is net of impairments of $2.1 million, $0.6 million, $3 thousand, $0.1 million and $0.2 million, respectively, on our loan pools.
(4)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees and credit losses on beneficial interests of $3.0 million for the quarter ended March 31, 2020.
(5)Total revenue includes net interest income, income from equity method investments and other income.
(6)Total revenue for the quarter ended June 30, 2019 includes approximately $5.2 million net gain from an RPL sale, after adjusting for foregone interest income, reduced interest expense and other loan related expenses.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders decreased $6.3 million for the quarter ended March 31, 2020 compared to the quarter ended December 31, 2019 primarily as a result of a $5.1 million provision for losses on our loan and securities portfolios driven primarily by the expectation of deferrals of borrower payments, extended duration on loans and extensions of foreclosure timelines as a result of the relief provisions for the global pandemic caused by the novel coronavirus ("COVID-19") outbreak. This reserve reflects the macroeconomic impact of the COVID-19 outbreak on mortgage loan and residential real estate markets generally and is not specific to any loan losses or impairments in our portfolio. Our book value declined to $14.37 per share from $15.80 at December 31, 2019 primarily from the effects of a $28.4 million non-cash mark-to-market adjustment to the fair value of our debt securities as generally determined by marks provided by our financing counterparties.

Net interest income prior to the provision for losses increased $1.0 million over the prior quarter primarily driven by a decrease of $0.8 million in interest expense and a $0.2 million increase in interest income. Our overall cost of funds decreased approximately 21 basis points during the first quarter primarily as a result of a full quarter’s impact of our rated secured borrowing that closed in November 2019.

On January 1, 2020 we adopted Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). Under CECL, we are required to record the net present value of the expected life of loan losses on our Mortgage loans and our Investments in beneficial interests. Our transition adjustment on January 1, 2020 resulted in a reclassification from discount to the allowance for losses in the amount of $14.4 million with no impact on Shareholder equity. On March 31, 2020, we recorded a charge to accrete $0.4 million of credit loss expense resulting from the January 1 transition adjustment and a $4.7 million increase in the allowance for losses driven by expectations from the COVID-19 outbreak, as described above. This resulted in a total provision for loss expense of $5.1 million for the first quarter of 2020.

Our investments in joint venture debt securities and beneficial interests, which were made in the first quarter were on our consolidated balance sheet for a weighted average of only 19 days during the quarter and therefore provided minimal benefit to our earnings during the first quarter.

We acquired one NPL for $0.2 million with UPB of $0.2 million, and underlying collateral values of $0.3 million and 26 RPLs with UPB of $1.2 million and underlying collateral value of $3.1 million during the quarter ended March 31, 2020. These loans were acquired and included on our consolidated balance sheet for a weighted average of 32 days of the quarter. We ended the quarter with $1.1 billion of mortgage loans with an aggregate UPB of $1.2 billion.

During the quarter ended March 31, 2020 we sold 26 SBC mortgage loans with a carrying value of $26.1 million and UPB of $26.2 million for a loss of $0.7 million.

We recorded $0.9 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended March 31, 2020 compared to $0.4 million for the quarter ended December 31, 2019. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with 19 properties sold in the first quarter while five were added to REO held-for-sale through foreclosures. The impairment was driven primarily by an extension of expected liquidation timelines based on state and local eviction moratoriums, and additional related expenses, and an overall slowdown in real estate sales due to the impact of the COVID-19 outbreak. We expect the rate of new foreclosures to slow due to the current moratorium in many states.

We recorded a loss from our investments in affiliates of $1.1 million for the quarter ended March 31, 2020 compared to a gain of $31 thousand for the quarter ended December 31, 2019. The loss is primarily due to the flow through impact of mark-to-market losses on shares of our stock held by our Manager and our Servicer. We account for our investments in our Manager and our Servicer using the equity method of accounting.

We use security and loan repurchase agreements, among other means, to fund our investment activities. Our securities repurchase agreements are subject to margin calls based on the fair value of the security. Due to the turmoil in the financial markets resulting from the COVID-19 outbreak, we received an unusually high volume of margin calls from our financing counterparties. During the quarter ended March 31, 2020, we met margin calls in the amount of $28.2 million and had $32.4 million of cash collateral on deposit with financing counterparties at March 31, 2020. This cash is included in Prepaid expenses and other assets on our consolidated balance sheet at March 31, 2020 and is not netted against our Borrowings under repurchase agreements. Subsequent to March 31, 2020, our required cash collateral position has declined as security prices increased and our financing counterparties returned a portion of the cash collateral.

New investments during the quarter included $61.3 million of investments in debt securities and beneficial interests in joint ventures that were on our balance sheet for a weighted average of only 19 days of the quarter and therefore provided limited benefit to our earnings for the first quarter.  Interest income from our investments in debt securities and beneficial interests issued by our non-consolidated joint ventures is recognized by us net of servicing fees, which are incurred, instead, by each joint venture.  This is different than our investments in mortgage loans that have interest income recognized on a gross basis with the offsetting servicing fee recorded as expense in a separate income statement line.

We collected $62.4 million of cash during the quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the first quarter with $31.2 million in cash and cash equivalents. $50.0 million of our cash collections were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $12.4 million were derived from interest and principal payments on investments in debt securities and beneficial interests. Of the $50.0 million of cash collections from mortgage loans and REO, we received $20.1 million from loans paying the full amount of principal, past due interest and charges.

During the quarter ended March 31, 2020 we co-invested with a third-party institutional investor to form a $332.5 million joint venture, and retained $61.3 million of varying classes of related securities, to end the quarter with

$312.1 million of investments in securities and beneficial interests. We acquired 20.0% of each class of the securities of Ajax Mortgage Loan Trust 2020-A ("2020-A"), which acquired 978 RPLs and NPLs with UPB of $184.8 million and an aggregate property value of $292.9 million. At March 31, 2020, the joint venture was prefunded with $132.6 million and closed loan purchases of $123.2 million in UPB and $189.9 million of collateral with a purchase price of $114.0 million in April 2020. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 2.375% interest rate. Based on the structure of the transaction we do not consolidate 2020-A under Generally Accepted Accounting Principles.

The following table provides an overview of our portfolio at March 31, 2020 ($ in thousands):

No. of loans	6,060	Weighted average LTV(5)	74.5%
Total UPB	$1,207,885	Weighted average remaining term (months)	304
Interest-bearing balance	$1,131,370	No. of first liens	6,001
Deferred balance(1)	$76,515	No. of second liens	59
Market value of collateral(2)	$1,917,331	No. of rental properties	9
Price/total UPB(3)	82.4%	Capital invested in rental properties	$1,394
Price/market value of collateral	54.8%	No. of REO held-for-sale	45
Re-performing loans	97.1%	Market value of REO held-for-sale(6)	$11,329
Non-performing loans	2.5%	Carrying value of debt securities and beneficial interests in trusts	$346,450
Small-balance commercial loans(4)	0.4%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	74.0%
Weighted average coupon	4.52%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	67.0%
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(1)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(2)As of date of acquisition.
(3)Our loan portfolio consists of fixed rate (52.1% of UPB), ARM (9.4% of UPB) and Hybrid ARM (38.5% of UPB) mortgage loans.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of March 31, 2020 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired 677 residential RPLs with aggregate UPB of $123.2 million in one transaction from a single seller. The purchase price equaled 92.5% of UPB and 60.0% of the estimated market value of the underlying collateral of $189.9 million. These loans were acquired into the joint venture formed in March 2020 with proceeds from the established prefunding account.

On April 6, 2020 we closed a private placement of $80.0 million of preferred stock and warrants to institutional accredited investors pursuant to a securities purchase agreement dated April 3, 2020. We issued 820,000 shares of 7.25% Series A Fixed-to-Floating Rate Preferred Stock and 2,380,000 shares of 5.00% Series B Fixed-to-Floating Rate Preferred Stock, each at a purchase price per share of $25.00 and two series of five-year warrants to purchase an aggregate of 4,000,000 shares of our common stock at an exercise price of $10.00 per share. Each series of warrants includes a put option that allows the holder to sell the warrants to us at a specified put price on or after July 6, 2023. In addition, we granted the purchasers an option to purchase up to an additional 800,000 shares of Series A Preferred Stock and Series B Preferred Stock and warrants to purchase an aggregate of 1,000,000 shares of our common stock on the same terms. We expect to use the net proceeds from the private placement to acquire mortgage loans and mortgage-related assets consistent with our investment strategy.

On April 28, 2020, our Board of Directors approved the Third Amended and Restated Management Agreement with our Manager which provides us with the option to pay our management fee with between 50% to 100% cash at our discretion, and pay the remainder in shares of our common stock.

On May 3, 2020, our Board of Directors declared a cash dividend of $0.17 per share to be paid on May 29, 2020 to our common stockholders of record as of May 15, 2020. On March 27, 2020, we paid the dividend of $0.32 per share we previously announced in February 2020 in shares of our common stock (valued based upon the closing price on the record date) in lieu of cash.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Tuesday, May 5, 2020 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2020 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended March 31, 2020. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If COVID-19 continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$27,286	$27,113	$27,723	$28,128
Interest expense	(13,070)	(13,884)	(14,317)	(15,439)
Net interest income	14,216	13,229	13,406	12,689
Provision for credit losses	(5,109)	(561)	(3)	(85)
Net interest income after provision for credit losses	9,107	12,668	13,403	12,604

Income/(Loss) from equity method investments	(1,112)	31	583	257
Gain/(Loss) on sale of mortgage loans	(705)	—	109	7,014
Other income	747	1,017	1,221	828
Total income	8,037	13,716	15,316	20,703

EXPENSE:
Related party expense - loan servicing fees	2,014	2,156	2,197	2,274
Related party expense - management fee	1,799	1,801	2,215	1,652
Loan transaction expense	(103)	16	52	191
Professional fees	805	608	446	634
Real estate operating expense	912	796	1,216	887
Other expense	1,025	985	940	1,219
Total expense	6,452	6,362	7,066	6,857
Loss on debt extinguishment	408	247	—	182
Income before provision for income tax	1,177	7,107	8,250	13,664
Provision for income tax (benefit)	(319)	(12)	27	38
Consolidated net income	1,496	7,119	8,223	13,626
Less: consolidated net income attributable to non-controlling interests	1,096	462	532	599
Consolidated net income attributable to common stockholders	$400	$6,657	$7,691	$13,027
Basic earnings per common share	$0.02	$0.31	$0.39	$0.67
Diluted earnings per common share	$0.02	$0.31	$0.36	$0.56

Weighted average shares – basic	22,070,354	21,083,719	19,751,142	19,169,941
Weighted average shares – diluted	22,189,984	29,487,273	28,200,653	27,732,587

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash and cash equivalents	$31,179	$64,343
Cash held in trust	19	20
Mortgage loans, net(1,2)	1,098,629	1,151,469
Property held-for-sale, net(3)	10,905	13,537
Rental property, net	1,345	1,534
Investments at fair value(4)	247,372	231,685
Investments in beneficial interests(5)	64,703	57,954
Receivable from servicer	17,322	17,013
Investments in affiliates	28,028	29,649
Prepaid expenses and other assets	38,345	9,637
Total assets	$1,537,847	$1,576,841

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$630,938	$652,747
Borrowings under repurchase transactions	431,091	414,114
Convertible senior notes, net(6)	111,420	118,784
Management fee payable	1,795	1,634
Accrued expenses and other liabilities	5,329	5,478
Total liabilities	1,180,573	1,192,757

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 22,921,935 shares at March 31, 2020 and 22,142,143 shares at December 31, 2019 issued and outstanding	230	222
Additional paid-in capital	316,762	309,395
Treasury stock	(514)	(458)
Retained earnings	42,749	49,446
Accumulated other comprehensive gain/(loss)	(27,167)	1,277
Equity attributable to stockholders	332,060	359,882
Non-controlling interests(7)	25,214	24,202
Total equity	357,274	384,084
Total liabilities and equity	$1,537,847	$1,576,841
___________________________________________________________
(1)Mortgage loans, net include $888.2 million and $908.6 million of loans at March 31, 2020 and December 31, 2019, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $16.1 million and $2.0 million of allowance for loan credit losses at March 31, 2020 and December 31, 2019, respectively.
(2)As of March 31, 2020, balances for Mortgage loans, net includes $316.5 million and Secured borrowings, net of deferred costs includes $271.6 million from the 50% and 63% owned joint ventures. As of December 31, 2019, balances for Mortgage loans, net includes $341.8 million and Secured borrowings, net of deferred costs includes $284.8 million from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. Generally Accepted Accounting Principles ("U.S. GAAP.")

(3)Property held-for-sale, net, includes valuation allowances of $2.3 million and $1.8 million at March 31, 2020 and December 31, 2019, respectively.
(4)As of March 31, 2020 and December 31, 2019 Investments at fair value include amortized cost basis of $274.5 million and $230.4 million, respectively, and unrealized losses of $27.2 million and unrealized gains of $1.3 million, respectively.
(5)Investments in beneficial interests includes allowance for credit losses of $7.2 million at March 31, 2020. No allowance for credit losses were recorded as of December 31, 2019.
(6)Secured borrowings and convertible senior notes are presented net of deferred issuance costs.
(7)Non-controlling interests includes $23.4 million at March 31, 2020, from 50% and 63% owned joint ventures. Non-controlling interests includes $22.4 million at December 31, 2019, from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.